Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-51603, 333-27437, 333-63659, 333-101792, 333-110961, 333-159284, and on Form S-8 and in Post-Effective Amendment No. 1 and Post-Effective Amendment No. 2 to Registration Statement No. 333-159284 of our report dated December 24, 2014, with respect to the statements of net assets available for benefits of the RadioShack Puerto Rico 1165(e) Plan as of June 30, 2014 and 2013, the related statements of changes in net assets available for benefits for the years then ended and the related supplemental schedule of Form 5500 Schedule H, Line 4i – Schedule of Assets (Held at End of Year) as of June 30, 2014, which report appears in the June 30, 2014, annual report on Form 11-K of the RadioShack Puerto Rico 1165(e) Plan.

/s/  Whitley Penn LLP

Fort Worth, Texas
December 24, 2014